Exhibit 4.1

Waste Connections, Inc.
And
its Subsidiaries

$175,000,000 6.22% Series 2008A Senior Notes due October 1, 2015

______________

Master Note Purchase Agreement

______________

Dated July 15, 2008

- i -

- ii -

- iii -

- iv -

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 10.2	—	Existing Liens

EXHIBIT 1	—	Form of 6.22% Series 2008A Senior Notes due October 1, 2015

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Obligors

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 7.2(a)	—	Covenant Compliance Certificates

Exhibit 9.8	—	Form of Joinder Agreement and Affirmation

EXHIBIT S	—	Form of Supplement to Master Note Purchase Agreement

- v -

Waste Connections, Inc.
35 Iron Point Circle, Suite 200
Folsom, California 95360

$175,000,000 6.22% Series 2008A Senior Notes due October 1, 2015

July 15, 2008

To Each of the Purchasers Listed in
Schedule A Hereto:

Ladies and Gentlemen:

Waste Connections, Inc., a Delaware corporation (the “Company”), and its Subsidiaries party hereto (the Company and such Subsidiaries are each an “Obligor” and, collectively, the “Obligors”), jointly and severally agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.	Authorization of notes

    Section 1.1.    Authorization of Series 2008A Notes.  The Obligors will authorize the issue and sale of $175,000,000 aggregate principal amount of their 6.22% Series 2008A Senior Notes due October 1, 2015 (the “Series 2008A Notes”).  The Series 2008A Notes described above, together with each series of Additional Notes that may from time to time be issued pursuant to the provisions of Section 1.2 hereof, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13).  The Series 2008A Notes shall be substantially in the form set out in Exhibit 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

    Section 1.2.    Additional Series of Notes.  The Obligors may, from time to time, in their sole discretion but subject to the terms hereof, issue and sell one or more additional series of their senior unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of Series 2008A Notes plus Notes of all series issued and outstanding at any one time pursuant to all Supplements in accordance with the terms of this Section 1.2 shall not exceed $500,000,000.  Each additional series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

    (i)    each series of Additional Notes, when so issued, shall be differentiated from all previous series by sequential chronological and alphabetical designation inscribed thereon;

Waste Connections Inc.	Note Purchase Agreement

    (ii)    each series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayments on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and additional events of default (including covenants and/or events of default which are similar in structure to existing covenants and/or events of default and are more restrictive) as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants and such additional events of default without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants and additional events of default shall not reduce or diminish any existing covenants or events of default, but shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

    (iii)    each series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

    (iv)    the minimum principal amount of any series of Notes issued under a Supplement shall be $10,000,000, and the minimum denomination shall be $100,000 except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

    (v)    all Additional Notes shall mature more than one year after the issuance thereof and shall rank pari passu with all other outstanding Notes; and

    (vi)    no Additional Notes shall be issued hereunder if, at the time of issuance thereof or after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

It is specifically acknowledged and agreed that the Purchasers of the Series 2008A Notes, or any other holder of Notes shall not have any obligation to purchase any Additional Notes.

SECTION 2.	Sale and purchase of series 2008a notes

    Section 2.1.    Notes.  Subject to the terms and conditions of this Agreement, the Obligors will issue and sell to each Purchaser and each Purchaser will purchase from the Obligors, at the Closing provided for in Section 3, Series 2008A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.  The Series 2008A Notes and each other series of Notes issued hereunder are each herein sometimes referred to as Notes of a “series”.

Waste Connections Inc.	Note Purchase Agreement

    Section 2.2.    Release of Obligors.  If the Company sells, leases or otherwise disposes of all or substantially all of the assets or all of the Capital Stock of another Obligor to any Person (other than an Affiliate), the holders of the Notes agree to discharge and release such Obligor from this Agreement on the written request of the Company; provided that at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists.

SECTION 3.	Closing

The execution and delivery of this Agreement will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603 on July 15, 2008.  The sale and purchase of the Series 2008A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler, LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Central time, at a closing (the “Closing”) on October 1, 2008. At the Closing, the Obligors will deliver to each Purchaser the Series 2008A Notes to be purchased by such Purchaser in the form of a single Series 2008A Note (or such greater number of Series 2008A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Obligors or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Obligors in accordance with wire transfer instructions provided by the Company to such Purchaser pursuant to Section 4.10.  If, at the Closing, the Obligors shall fail to tender any Series 2008A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.	Conditions to closing

Each Purchaser’s obligation to purchase and pay for the Series 2008A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions (except that the conditions set forth in Section 4.12 shall not be applicable to the Series 2008A Notes):

    Section 4.1.    Representations and Warranties.  The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing.

    Section 4.2.    Performance; No Default.  The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Obligors prior to or at the Closing and after giving effect to the issue and sale of the Series 2008A Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.  None of the Obligors nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by the covenants contained in Section 10 had such covenants applied since such date.

Waste Connections Inc.	Note Purchase Agreement

    Section 4.3.    Compliance Certificates.

              (a)Officer’s Certificate.  Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

              (b)Secretary’s Certificate.  Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2008A Notes and this Agreement.

    Section 4.4.    Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Shartsis Friese LLP, counsel for the Obligors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser may reasonably request as a result of any change in law between the date hereof and the date of the Closing (and the Obligors hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

    Section 4.5.    Purchase Permitted by Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Series 2008A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

    Section 4.6.    Sale of Other Series 2008A Notes.  Contemporaneously with the Closing, the Obligors shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2008A Notes to be purchased by it at the Closing as specified in Schedule A.

    Section 4.7.    Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Obligors shall have paid on or before the Closing the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Closing.

Waste Connections Inc.	Note Purchase Agreement

    Section 4.8.    Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series 2008A Notes.

    Section 4.9.    Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity (other than an entity that was a Subsidiary of any Obligor prior to such merger, consolidation or succession), at any time following the date of the most recent financial statements referred to in Schedule 5.5, except as disclosed on Schedule 4.9.

    Section 4.10.    Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Obligors confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2008A Notes is to be deposited.

    Section 4.11.    Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

    Section 4.12.    Conditions to Issuance of Additional Notes. The obligations of the Additional Purchasers, if any, to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

    (a)    Compliance Certificate.  A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Obligors is in compliance with the requirements of 10.13 and 10.14 (as set forth on Exhibit 7.2(a) hereto) on such date.

    (b)    Execution and Delivery of Supplement.  The Obligors and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

    (c)    Representations of Additional Purchasers.  Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

Waste Connections Inc.	Note Purchase Agreement

    (d)    Closing Conditions.The closing conditions set forth in Section 4 shall have been updated and performed as of the date of issuance of each series of Additional Notes (irrespective of whether such closing conditions initially apply only to the Series 2008A Notes).

SECTION 5.	Representations and warranties of the obligors.

Each Obligor represents and warrants to each Purchaser that:

    Section 5.1.    Organization; Power and Authority.  Each Obligor is a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Obligor has the corporate (or equivalent company or partnership) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2008A Notes and to perform the provisions hereof and thereof.

    Section 5.2.    Authorization, Etc.  This Agreement and the Series 2008A Notes have been duly authorized by all necessary corporate (or equivalent company or partnership) action on the part of each Obligor, and this Agreement constitutes, and upon execution and delivery thereof each Series 2008A Note will constitute, a legal, valid and binding obligation of each Obligor enforceable against each Obligor in accordance with its terms, except (a) as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (b) to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

    Section 5.3.    Disclosure.  The Obligors, through their agents, Banc of America Securities LLC and J.P. Morgan Securities LLC, have delivered to each Purchaser a copy of a Private Placement Memorandum, dated May, 2008 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business of the Company and its Subsidiaries.  This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser or posted to IntraLinks® prior to June 11, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2007 there has been no change in the financial condition, operations, business, properties or prospects of the Obligors except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  There is no fact known to any Obligor that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Waste Connections Inc.	Note Purchase Agreement

    Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof and the jurisdiction of its organization, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.  Each of the Obligors (other than the Company) are wholly-owned by the Company, either directly or indirectly through one or more wholly-owned Subsidiaries.

              (b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Obligors have been validly issued, are fully paid and nonassessable and are owned by the Company or another Obligor free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

              (c)No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the Bank Credit Agreement, the Permitted Debt Documents and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

    Section 5.5.    Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

    Section 5.6.    Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by each Obligor of this Agreement and the Series 2008A Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.

Waste Connections Inc.	Note Purchase Agreement

    Section 5.7.    Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Agreement or the Series 2008A Notes.

    Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Obligor, threatened against any Obligor or any property of any Obligor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

              (b)None of the Obligors is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    Section 5.9.    Taxes.  The Obligors have filed all tax returns that are required to have been filed in any jurisdiction (unless, and only to the extent that, such Obligor has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which any Obligor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  None of the Obligors knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of Obligors have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2003.

    Section 5.10.    Title to Property; Leases.  The Obligors have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Obligors after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Waste Connections Inc.	Note Purchase Agreement

    Section 5.11.     Licenses, Permits, Etc.  (a) Each Obligor owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

              (b)To the knowledge of the Company, no product of any Obligor infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

              (c)To the knowledge of the Company, there is no Material violation by any Person of any right of any Obligor with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Obligor.

    Section 5.12.     Compliance with ERISA.  (a) Each Obligor and each ERISA Affiliate have operated and administered each Plan (other than Multi-employer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  None of the Obligors nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

              (b)Neither the Company nor any ERISA Affiliate maintains or has maintained a Plan (other than Multi-employer Plans) that is or was subject to the “minimum funding standards” under section 302 of ERISA or that is or was subject to Title IV of ERISA.

              (c)None of the Obligors and their ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multi-employer Plans that individually or in the aggregate are Material.

              (d)The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

              (e)The execution and delivery of this Agreement and the issuance and sale of the Series 2008A Notes hereunder will not constitute any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax would be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Series 2008A Notes to be purchased by such Purchaser.

Waste Connections Inc.	Note Purchase Agreement

    Section 5.13.    Private Offering by the Obligors.  None of the Obligors nor anyone acting on its behalf has offered the Series 2008A Notes, or any securities required to be integrated under any federal or state securities laws, for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 40 other Institutional Investors, each of which has been offered the Series 2008A Notes at a private sale for investment.  None of the Obligors nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2008A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

    Section 5.14.    Use of Proceeds; Margin Regulations.  The Obligors will apply the proceeds of the sale of the Series 2008A Notes to refinance existing Indebtedness and general corporate purposes.  No part of the proceeds from the sale of the Series 2008A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and none of the Obligors has any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

    Section 5.15.    Existing Indebtedness; Future Liens  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Obligors and their Subsidiaries as of May 31, 2008 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Obligors.  None of the Obligors is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor, and no event or condition exists with respect to any Indebtedness of any Obligor, that, in each case, (i) has existed for such period of time as would permit (after the giving of appropriate notice, if required) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment and (ii) would reasonably be expected to have a Material Adverse Effect.

              (b)Except as disclosed in Schedule 5.15, none of the Obligors has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

              (c)None of the Obligors is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of any Obligor, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Obligor, except the Bank Credit Agreement, the Permitted Debt Documents, and as otherwise specifically indicated in Schedule 5.15.

Waste Connections Inc.	Note Purchase Agreement

    Section 5.16.    Foreign Assets Control Regulations, Etc.  (a) Neither the sale of the Series 2008A Notes by any Obligor hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

              (b)None of the Obligors nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the knowledge of the Company, engages in any dealings or transactions with any such Person.  The Obligors and their Subsidiaries are in compliance, in all material respects, with the USA Patriot Act, to the extent applicable.

              (c)No part of the proceeds from the sale of the Series 2008A Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.

    Section 5.17.    Status under Certain Statutes.  None of the Obligors nor any Subsidiary is (i) required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, (ii) subject to any accounting or cost allocation requirements of the Public Utility Holding Company Act of 2005, as amended, or (iii) a “public utility” as defined in the Federal Power Act, as amended

    Section 5.18.    Environmental Matters.  (a) None of the Obligors has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

    (b) None of the Obligors has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

    (c) None of the Obligors has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

Waste Connections Inc.	Note Purchase Agreement

    (d) All buildings on all real properties now owned, leased or operated by any Obligor are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.	Representations of the purchasers

    Section 6.1.    Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the Notes (i) for its own account or (ii) for one or more separate accounts owned by such Purchaser or for the account of one or more pension or trust funds that are “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act), in each case for which it is exercising investment discretion in managing investments of such pension or trust funds, in the case of each of clauses (i) and (ii), for investment and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control.  Such Purchaser is a Qualified Institutional Buyer.  Each Purchaser (and each such pension, trust fund or other Person) understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.  Each Purchaser has carefully reviewed the Memorandum and is thoroughly familiar with the existing and proposed business, operations, management, properties and financial condition of the Obligors as so described in the Memorandum.  Each Purchaser further represents that it (and each such pension, trust fund or other Person) has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.  Each Purchaser’s (and each such pension’s, trust fund’s or other Person’s) financial position is such that it can afford to bear the economic risk of holding the Notes.  Each Purchaser (and each such pension, trust fund or other Person) can afford to suffer the complete loss of its investment in the Notes.  Each Purchaser’s (and each such other Person’s) knowledge and experience in financial and business matters (or the knowledge and experience of such Purchaser’s or such other Person’s investment advisor) is such that it (or such investment advisor) is capable of evaluating the risks of the investment in the Notes.  Each Purchaser acknowledges that no representations, express or implied, have been or are being made with respect to the Obligors, the Notes or otherwise, other than those expressly set forth herein or contemplated hereby.

    (b)     Each Purchaser agrees to the imprinting of a legend on the Notes to the following effect:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE.  NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS.  EACH TRANSFEREE OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE REGISTERED IN ITS NAME (OR THE NAME OF ITS NOMINEE), WILL BE DEEMED TO HAVE MADE CERTAIN REPRESENTATIONS SET FORTH IN THE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED.”

Waste Connections Inc.	Note Purchase Agreement

    Section 6.2.    Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2008A Notes to be purchased by it hereunder:

                 (a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile, and the purchase is not part of an agreement, arrangement or understanding designed to benefit a “party in interest” (as that term is defined in ERISA section 3(14)) within the meaning of PTE 95-60; or

                 (b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account and the Purchaser’s fixed contractual obligations otherwise meet the requirements for a “Guaranteed Benefit Policy” as defined in ERISA section 401(b)(2); or

                 (c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38, and no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund , and the insurance company or bank agrees to maintain records and make such records available as required under PTE 90-1 Part III(b) and (c) or PTE 91-38 Part III(b) and (c); or

Waste Connections Inc.	Note Purchase Agreement

                 (d)the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(b)(1), (c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans that own a 10% or greater interest in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

                 (e)the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (b)(1), (c), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

                 (f)the Source is a governmental plan and there is no applicable law that prohibits or limits that plan’s purchase of Notes pursuant to this Agreement; or

                 (g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

                 (h)the Source does not include assets of any employee benefit plan or Individual Retirement Account, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Waste Connections Inc.	Note Purchase Agreement

Section 7.	Information as to Obligors.

    Section 7.1.    Financial and Business Information.  The Obligors shall deliver to each holder of Notes that is an Institutional Investor:

    (a)    Quarterly Statements — within 10 days of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) (and in any event within 55 days after the end of such fiscal quarter, other than the last quarterly fiscal period of each such fiscal year),

                (i)     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

    (ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the filing with the SEC within the time period specified above (or if the Company requests an extension for filing under Rule 12b-25 promulgated under the Exchange Act, within the grace period permitted under that Rule) of the Company’s Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a);

     (b)    Annual Statements — within 10 days of the filing with the SEC of the Company’s Annual Report on Form 10-K (the “Form 10-K”) (and in any event within 105 days after the end of such fiscal end),

(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the filing with the SEC within the time period specified above (or if the Company requests an extension for filing under Rule 12b-25 promulgated under the Exchange Act, within the grace period permitted under that Rule) of the Company’s Form 10-K for such fiscal year prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b);

Waste Connections Inc.	Note Purchase Agreement

                 (c)SEC and Other Reports — except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available, and to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and (iii) all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

                 (d)Notice of Default or Event of Default — promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                 (e)ERISA Matters — promptly and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                 (i)with respect to any Plan (other than Multi-employer Plans), any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                 (ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan (other than Multi-employer Plans), or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

                 (iii)any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

Waste Connections Inc.	Note Purchase Agreement

(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

                 (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes; and

         (h)          Supplements — promptly and in any event within five (5) Business Days after the execution and delivery of any Supplement, a copy thereof.

    Section 7.2.    Officer’s Certificate.  Each set of financial statements delivered or made available to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (a “Compliance Certificate”) setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

                 (a)Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Sections 10.13 and 10.14, and any other financial covenant added pursuant to any Supplement, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) substantially in the form set forth as Exhibit 7.2(a); and

                 (b)Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Waste Connections Inc.	Note Purchase Agreement

    Section 7.3.    Visitation.  The Obligors shall permit the representatives of each holder of Notes that is an Institutional Investor:

                 (a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers; and

                 (b)Default — if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of the Company or any other Obligor, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Obligor authorizes said accountants to discuss the affairs, finances and accounts of each Obligor), all at such times and as often as may be requested.

Section 8.	Payment and Prepayment of the Series 2008A Notes.

    Section 8.1.     Maturity.  The entire unpaid principal amount of the Series 2008A Notes shall become due and payable on October 1, 2015.

    Section 8.2.    Optional Prepayments with Make-Whole Amount.  The Obligors may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Obligors will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Obligors shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

    Section 8.3.    Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All regularly scheduled partial prepayments made with respect to any series of Additional Notes pursuant to any Supplement shall be allocated as provided therein.

Waste Connections Inc.	Note Purchase Agreement

    Section 8.4.    Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Obligors shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

    Section 8.5.    Purchase of Notes.  The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement (including any Supplement hereto) and the Notes, and (ii) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of the Notes upon the same terms and conditions.  The Obligors will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

    Section 8.6.    Make-Whole Amount for the Series 2008A Notes.  “Make-Whole Amount” means, with respect to any Series 2008A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2008A Note minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series 2008A Note, the principal of such Series 2008A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Series 2008A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Series 2008A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Series 2008A Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

Waste Connections Inc.	Note Purchase Agreement

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2008A Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2008A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series 2008A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Series 2008A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Waste Connections Inc.	Note Purchase Agreement

    Section 8.7.    Change in Control.   (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7.  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes of each Series as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

    (b)    Condition to Obligor Action.  The Company will not take any action, directly or indirectly, that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

    (c)    Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

    (d)    Acceptance; Rejection.  A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Obligors at least 5 Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

    (e)    Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.7.

    (f)    Deferral Pending Change in Control.  The obligation of the Obligors to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs.  The Obligors shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Obligors that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

Waste Connections Inc.	Note Purchase Agreement

    (g)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Obligors and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

    (h)    Effect on Required Payments.  The amount of each payment of the principal of the Notes made pursuant to this Section 8.7 shall be applied against and reduce each of the then remaining principal payments, if any, due pursuant to any Supplement by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

    (i)    “Control Event” Defined.  “Control Event” means:

    (i)     the execution by the Company or any of its Subsidiaries or Affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, would result in a Change in Control,

                (ii)     the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

    (iii)    the acceptance by the requisite number of holders of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which would result in a Change in Control.

Section 9.	Affirmative Covenants.

Each Obligor covenants that so long as any of the Notes are outstanding.

    Section 9.1.    Compliance with Law.  Without limiting Section 10.15, each Obligor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Waste Connections Inc.	Note Purchase Agreement

    Section 9.2.    Insurance.  Each Obligor will maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

    Section 9.3.    Maintenance of Properties.   Each Obligor will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that such non-maintenance would not reasonably be expected to have a Material Adverse Effect; provided that this Section shall not prevent any Obligor from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Obligor has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 9.4.    Payment of Taxes and Claims.  Each Obligor will file all tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before any material penalty accrues thereon and all claims for which sums have become due and payable that have or might become a Lien on a material part of the properties or assets of any Obligor, provided that none of the Obligors need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Obligor on a timely basis in good faith and in appropriate proceedings, and the Company or such Obligor has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Obligor or (ii) the nonfiling with respect to, or nonpayment of, all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    Section 9.5.    Corporate Existence, Etc.  The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.4, the Company will at all times preserve and keep in full force and effect the corporate existence of each other Obligor (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of each Obligor unless, in the good faith judgment of the such Obligor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Waste Connections Inc.	Note Purchase Agreement

    Section 9.6.    Books and Records.  Each Obligor will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor, as the case may be.

    Section 9.7.    Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Obligors are and at all times shall remain direct and unsecured obligations of the Obligors ranking pari passu as against the assets of the Obligors with all other Notes from time to time issued and outstanding hereunder without any preference among themselves, and pari passu with all Indebtedness outstanding under the Bank Credit Agreement and all other present and future unsecured Indebtedness (actual or contingent) of the Obligors which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Obligors, except to the extent that the Bank Credit Agreement or the Permitted Debt Documents become secured, then the Notes shall also become secured and shall rank pari passu therewith.

    Section 9.8.    New Obligors.  (a) Any new Subsidiary (other than Excluded Subsidiaries as named on Schedule 5.4 on the Closing Date) created or acquired by an Obligor as permitted under Section 10.4 shall become an Obligor hereunder.  Such Subsidiary shall become an Obligor hereunder on or before the fifteenth (15th) Business Day after the end of the fiscal quarter in which such Subsidiary was created or acquired.  In addition, at any time after all of the Capital Stock of any Excluded Subsidiary is owned by the Company (directly or indirectly) in accordance with Section 9.8(b), such Excluded Subsidiary may become an Obligor (and shall no longer be an Excluded Subsidiary) if such Subsidiary shall execute and deliver the items referred to in clauses (i), (ii) and (iii) below. A Subsidiary shall become an Obligor by execution and/or delivery of the following items:

    (i)    a joinder agreement in substantially the form attached hereto as Exhibit 9.8 or entering into an amendment to this Agreement with the other parties hereto and thereto, in form and substance reasonably satisfactory to the Required Holders, providing that such Subsidiary shall become an Obligor hereunder;

    (ii)    a Secretary’s Certificate issued by a Responsible Officer in substantially similar form and content to the Officer’s Certificate issued pursuant to Section 4.3(b) hereof; and

    (iii)    an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes satisfactory to the Required Holders, in substantially similar form and content with respect to such Obligor as the opinion issued pursuant to paragraphs 1 through 9 of Exhibit 4.4(a) hereof.

           (b)    The Company shall at all times directly or indirectly through a Subsidiary own all of the Capital Stock of each of the Subsidiaries (other than the Excluded Subsidiaries).

    Section 9.9.    Limitation on Excluded Subsidiaries.  The Company will not permit the consolidated total assets of the Excluded Subsidiaries to be greater than 15% of the consolidated total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Waste Connections Inc.	Note Purchase Agreement

Section 10.	Negative Covenants.

Each Obligor covenants that so long as any of the Notes are outstanding:

    Section 10.1.    Restrictions on Indebtedness.  No Obligor nor any Subsidiary shall become or be a guarantor or surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any undertaking or Indebtedness of any other Person, or incur any Indebtedness other than:

    (a)    Indebtedness of the Obligors under the Bank Credit Agreement and the Permitted Debt Documents (either on an unsecured basis or on a secured basis if the Notes are equally and ratably secured pari passu therewith);

    (b)    Indebtedness existing on the Closing Date and set forth on Schedule 5.15, including any renewals, extensions, refinancings and replacements thereof so long as the principal amount thereof (plus all accrued interest on such Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) is not increased;

    (c)    incurrence of guaranty, suretyship or indemnification obligations in connection with the Obligors’ performance of services for their respective customers in the ordinary course of their businesses;

    (d)    Indebtedness of one Subsidiary to another Obligor;

    (e)    Indebtedness of an Obligor incurred in connection with the acquisition or lease of any equipment or other property by an Obligor under any Synthetic Lease, Capitalized Lease or other lease arrangement or purchase money financing;

    (f)    Indebtedness of an Obligor with respect to bonds for closure and post-closure obligations relating to any landfill owned or operated by an Obligor and municipal collection contracts;

    (g)    Indebtedness of an Obligor in respect of Swap Contracts (including fuel price swaps, fuel price caps, and fuel price collar or floor agreements, and similar agreements or arrangements) entered into in the ordinary course of business and not for speculative purposes;

    (h)    Indebtedness of an Obligor with respect to letters of credit of Persons acquired by such Obligor;

    (i)    Indebtedness of an Obligor in respect of IRB’s; provided, that (a) such Indebtedness is secured only to the extent such IRB’s are L/C Supported IRB’s and (b) after taking into account all Indebtedness incurred pursuant to this clause (i), such Obligor on a consolidated basis shall be in pro forma compliance with each of the financial covenants set forth in Section 10.

Waste Connections Inc.	Note Purchase Agreement

    (j)    other secured Indebtedness (other than as permitted under other subsections hereof) of all of the Obligors and the Excluded Subsidiaries in the aggregate not in excess of $20,000,000 in the aggregate at any time outstanding; and

    (k)    other unsecured Indebtedness; provided, that, at the time of incurrence thereof, (a) all Obligors shall be in compliance with each of the financial covenants set forth in Sections 10.13 and 10.14 determined on a pro forma basis (including a pro forma application of the net proceeds thereof) as if such Indebtedness had been incurred on the first day of the current Reference Period, and (b) the aggregate principal amount of all Non-Obligor Subsidiary Indebtedness incurred pursuant to Section 10.1(j) and this Section 10.1(k) shall not at any time exceed 15% of Consolidated Net Worth.

    Section 10.2    Restrictions on Liens.  No Obligor shall create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except as follows (the “Permitted Liens”):

    (a)    Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue (provided that, if the obligation with respect to which any such lien arises is being contested in good faith by appropriate proceedings, such obligation may remain unpaid during the pendency of such proceedings as long as the Obligors shall have set aside on their books adequate reserves with respect thereto);

    (b)    Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

    (c)    Liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Obligor shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which such Obligor maintains adequate reserves;

Waste Connections Inc.	Note Purchase Agreement

    (d)    Liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, provided that such liens may continue to exist for a period of more than 120 days if the validity or amount thereof shall currently be contested by the applicable Obligor in good faith by appropriate proceedings and if such Obligor shall have set aside on its books adequate reserves with respect thereto as required by GAAP and provided further that such Obligor will pay any such claim forthwith upon commencement of proceedings to foreclose any such lien;

    (e)    Encumbrances on Real Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which any Obligor is a party, and other minor liens or encumbrances none of which in the opinion of such Obligor interferes materially with the use of the property affected in the ordinary conduct of the business of such Obligor, which defects do not individually or in the aggregate have a Material Adverse Effect;

    (f)    Liens securing Indebtedness permitted under Section 10.1(e) incurred in connection with the lease or acquisition of property or fixed assets or industrial bond financings, provided that such Liens shall encumber only the property or assets so acquired or financed and shall not exceed the purchase price thereof;

    (g)    Liens granted in favor of Evergreen or one of its affiliates on the Evergreen Shares as security for surety bonds issued by Evergreen or such affiliate to the Obligor;

    (h)    Liens, whether created by contract, law, regulation or ordinance, securing Indebtedness permitted by Sections 10.1(c), (d) and (h); provided that any security granted therefor is limited to (i) rights to payment under, and use of equipment or related assets to perform, the contracts to which such guaranty, suretyship or bond obligations relate, (ii) Liens arising under the laws of suretyship and (iii) similar Liens granted in favor of municipalities or other governmental entities pursuant to any Municipal Contract; provided, that such liens (A) encumber only the containers, bins, carts and vehicles used in connection with such Municipal Contract and (B) are promptly released as soon as such release is not prohibited under the terms of such Municipal Contract;

    (i)    Liens listed on Schedule 10.2 hereto;

    (j)    Liens securing Indebtedness permitted under Section 10.1(i) in the form of L/C Supported IRB’s.

    (k)    Liens securing deposits made on account of liabilities to insurance carriers under insurance or self-insurance arrangements;

Waste Connections Inc.	Note Purchase Agreement

    (l)    Liens granted to a Receivables SPV in connection with a Permitted Receivables Transaction and securing Indebtedness of the Obligors and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.15 in connection therewith, provided that such Liens attach only to the accounts receivable which are the subject of such Indebtedness and to the Capital Stock of the Receivables SPV; and

    (m)    Liens granted in connection with secured Indebtedness incurred pursuant to Sections 10.1(a), (b) or (j); provided that no such Liens may secure any Indebtedness under the Bank Credit Agreement or the Permitted Debt Documents unless effective provision is made whereby the Notes will be equally and ratably secured with any and all such Indebtedness thereby secured pursuant to an agreement reasonably satisfactory to the Required Holders.

    Section 10.3.    Restrictions on Investments.  The Obligors may not purchase or acquire, or make any commitment for the purchase or acquisition of, any Capital Stock, or other obligations of any other Person, or make or commit to make any acquisition under Section 10.4, or make or commit to make any advance, loan, guarantee, assumption of debt, extension of credit or capital contribution to or any other investment in, any other Person, unless (i) the Obligors are in compliance with each of the covenants set forth in Section 10 hereof, determined on a pro forma basis, (ii) at the time of such investment, no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) to the extent such proposed investment constitutes a transaction described in Section 10.4.1, the Obligors comply with the requirements set forth in such Section 10.4.1.

    Section 10.4.    Merger, Consolidation and Disposition of Assets.

    Section 10.4.1.    Mergers and Acquisitions.  The Obligors will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices and with respect to asset swaps) except the merger or consolidation of, or asset or stock acquisitions between existing Obligors, and except as otherwise provided in this Section 10.4.1.  The Obligors may purchase or otherwise acquire assets or the stock or the other equity interests of any other Person; provided that:

    (a)    the Obligors are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in pro forma compliance with all of the covenants in Sections 9.9, 10.1(j) and (k), 10.2(m), 10.13 and 10.14 hereof on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement, which in the case of Sections 10.13 and 10.14 shall be as determined by reference to the Compliance Certificate required to be delivered to the holders of Notes pursuant to Section 7.2(a) hereof;

    (b)    at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

Waste Connections Inc.	Note Purchase Agreement

    (c)    the business to be acquired is predominantly in the same lines of business as the Obligors, or businesses reasonably related or incidental thereto (e.g., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

    (d)    all of the assets to be acquired shall be owned by an existing or newly created Subsidiary of the Company which Subsidiary shall be or became (in accordance with Section 9.8) an Obligor hereunder;

    (e)    the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition; and

    (f)    if such acquisition is made by a merger, an Obligor, or a wholly-owned Subsidiary of the Company which shall become an Obligor in connection with such merger, shall be the surviving entity.

    Section 10.4.2.    Disposition of Assets.  The Obligors will not become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices, (b) a disposition of assets from an Obligor to any other Obligors, (c) the sale or exchange of routes and related assets which in the business judgment of the Obligors will not have a Material Adverse Effect, (d) the sale, lease, assignment, transfer or other disposition of Receivables in connection with any Permitted Receivables Transaction, and (e) assets with a fair market value of less than $50,000,000 per year transferred in connection with an asset sale or swap, which sale or swap in the business judgment of the Obligors does not have a Material Adverse Effect, provided, however, that for the purposes of the clause (e) any Obligor may sell, swap, lease or otherwise dispose of assets in excess of such $50,000,000 per year if such assets are sold, swapped, leased or otherwise disposed of, in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, swap, lease or other disposition shall be used within 270 days of such sale, swap, lease or disposition, in any combination:

    (1)    to acquire productive assets used or useful in carrying on the business of the Obligors and having a value at least equal to the value of such assets sold, swapped, leased or otherwise disposed of; and/or

    (2)    to prepay or retire Senior Debt of any Obligor, provided that, to the extent any such proceeds are used to prepay the outstanding principal amount of the Notes, such prepayment shall be made in accordance with the terms of Section 8.2.

    Section 10.5.    Sale and Leaseback.  The Obligors shall not enter into any arrangement, directly or indirectly, whereby any Obligor shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which any Obligor or Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Holders.

Waste Connections Inc.	Note Purchase Agreement

    Section 10.6.    Restricted Payments and Redemptions.  The Obligors shall not purchase, redeem, retire or otherwise acquire shares of any class of their Capital Stock, or make any Restricted Payments (provided, however, that neither the exercise of common stock purchase warrants or options to purchase common stock on a “cashless” exercise basis under an Obligor’s equity incentive plans shall constitute a purchase or redemption of Capital Stock), except that (a) an Obligor may make any Restricted Payment to another Obligor, (b) the Company may make any Restricted Payment so long as no Default or Event of Default exists or would be created by the making of such Restricted Payment (provided that if, as of the end of any fiscal quarter in any fiscal year, the Obligors shall have on a consolidated basis a Leverage Ratio of greater than or equal to 3.00 to 1.00, as determined by reference to the most recent Compliance Certificate delivered to the holders pursuant to Section 7.2(a), the Obligors shall not make Restricted Payments in excess of $150,000,000 in the aggregate in such fiscal year, unless and until such time as the Obligors shall have on a consolidated basis a Leverage Ratio of less than 3.00 to 1.00 as determined by reference to any subsequent Compliance Certificate delivered to the holders pursuant to Section 7.2(a) hereof; provided further, that if (x) the Obligors shall be prohibited from making Restricted Payments in excess of $150,000,000 in the aggregate in any fiscal year as a result of the application of the foregoing Leverage Ratio and (y) the Obligors shall have previously made Restricted Payments in an aggregate amount greater than or equal to $150,000,000 during such fiscal year, the Obligors shall not be deemed to be in violation of this Section 10.6 as a result of such pre-existing Restricted Payments but shall not make any additional Restricted Payments for the remainder of such fiscal year, unless and until such time as the Obligors shall have on a consolidated basis a Leverage Ratio of less than 3.00 to 1.00 as determined by reference to any subsequent Compliance Certificate delivered to the holders pursuant to Section 7.2(a) hereof), and (c) the Obligors may make cash payments to its employees pursuant to one or more profit sharing, equity incentive or other benefit plan.

    Section 10.7.    Employee Benefit Plans.  No Obligors nor any ERISA Affiliate will:

    (a)    engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which would result in a material liability for any Obligors; or

    (b)    permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

    (c)    fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, would result in the imposition of a lien or encumbrance on the assets of any Obligors pursuant to §302(f) or §4068 of ERISA; or

    (d)    amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

    (e)    permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

Waste Connections Inc.	Note Purchase Agreement

    Section 10.8.    Negative Pledges.  Except as required by any Municipal Contract or the Bank Credit Agreement, no Obligors shall enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits such Obligors from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest in favor of an agent for the benefit of the holders other than customary anti-assignment provisions in leases and licensing agreements entered into by such Obligors in the ordinary course of its business; provided, however, that this Section 10.8 shall not prohibit any negative pledge (i) incurred or provided in favor of any holder of Indebtedness permitted under Section 10.1, (A) solely to the extent any such negative pledge relates to the property financed by such Indebtedness or (B) the terms of which are customary at the time of incurrence and are approved by the Required Holders in writing, (ii) with respect to any Subsidiary of Company imposed pursuant to an agreement which has been entered into for the sale or disposition permitted under Section 10.4.2, or (iii) in connection with restrictions imposed by applicable laws.

    Section 10.9.    Business Activities.  No Obligors will engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by such Obligors on the Closing Date and in related businesses.

    Section 10.10.    Transactions with Affiliates.  No Obligors will engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Obligors, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

    Section 10.11.    Prepayments of Indebtedness.  The Obligors may not prepay, redeem or repurchase any Indebtedness incurred by any Obligor or any Subsidiary pursuant to Section 10.1 hereof unless (a) no Default or Event of Default has occurred and is continuing, or would be created thereby, and (b) after giving effect to any such prepayment, redemption or repurchase, the Obligors shall be in compliance with each of the financial covenants set forth in Section 10 hereof, determined on a pro forma basis.

    Section 10.12.    Accounting Changes.  No Obligor will make any change in its accounting policies or reporting practices, except as required by GAAP.

    Section 10.13.    Leverage Ratio.  As of the end of each fiscal quarter of the Obligors, the Obligors will not permit the ratio of Consolidated Total Funded Debt to Consolidated EBITDA (the “Leverage Ratio”) to exceed 3.75:1.00 for the Reference Period ending on such date.

Waste Connections Inc.	Note Purchase Agreement

    Section 10.14.    Interest Coverage Ratio.  As of the end of any fiscal quarter of the Obligors, the ratio of (a) Consolidated EBIT to (b) Consolidated Total Interest Expense shall not be less than 2.75:1.00 for the Reference Period ending on such date.

    Section 10.15.    Terrorism Sanctions Regulations.  The Obligors will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) to the knowledge of the Company, engage in any dealings or transactions with any such Person.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

        (a)        any Obligor defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

     (b)        any Obligor defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

        (c)       any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10 or any covenant in a Supplement which  provides that it shall have the benefit of this paragraph (c); or

                 (d)any Obligor defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

                 (e)any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement (including any Supplement) or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

                 (f)(i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $50,000,000 (“Threshold Indebtedness”) beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Threshold Indebtedness or of any mortgage, indenture or other agreement relating to such Threshold Indebtedness or any other condition exists, and as a consequence of such default or condition Threshold Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Threshold Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Obligor or any Subsidiary has become obligated to purchase or repay Threshold Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay Threshold Indebtedness; or

Waste Connections Inc.	Note Purchase Agreement

                 (g)any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                 (h)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any of its Subsidiaries, or any such petition shall be filed against any Obligor or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

                 (i)a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 (excluding judgments in which an insurer has acknowledged in writing that it is liable for such judgment) are rendered against one or more of any Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(j)         if (i) any Plan (other than a Multi-employer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan (other than a Multi-employer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan (other than a Multi-employer Plan) or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan (other than a Multi-employer Plan) may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans (other than Multi-employer Plans), determined in accordance with Title IV of ERISA, shall exceed $20,000,000, or any Obligor or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multi-employer Plan requiring aggregate annual payments exceeding $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multi-employer Plan, or is a participant in a Multi-employer Plan at the time of a termination thereof, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

Waste Connections Inc.	Note Purchase Agreement

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 12.	Remedies on Default, Etc.

    Section 12.1.    Acceleration.  (a) If an Event of Default with respect to any Obligor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

              (b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to any Obligor, declare all the Notes then outstanding to be immediately due and payable.

              (c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  Each Obligor acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by any Obligor (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Waste Connections Inc.	Note Purchase Agreement

    Section 12.2.    Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

    Section 12.3.    Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders by written notice to any Obligor, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes, that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) none of the Obligors nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

    Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Obligors under Section 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.	Registration; Exchange; Substitution of Notes.

    Section 13.1.    Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Obligors shall not be affected by any notice or knowledge to the contrary.  The Obligors shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Waste Connections Inc.	Note Purchase Agreement

    Section 13.2.    Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Obligors shall execute and deliver, at the Obligors’ expense (except as provided below), one or more new Notes of the same series (and of the same tranche if such series has multiple tranches) as requested by the holder thereof in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1 hereto or Exhibit 1 of the appropriate Supplement, as applicable.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Obligors may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and Section 6.2 and the Obligors shall not be obligated to register any Note in the name of any transferee who cannot make the representations set forth in Section 6.1 and Section 6.2 or with respect to any transfer that would result in a “prohibited transaction” within the meaning of Section 406 of ERISA.

    Section 13.3.    Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                 (a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                 (b)in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Obligors at their own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Waste Connections Inc.	Note Purchase Agreement

Section 14.	Payments on Notes.

    Section 14.1.    Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction.  The Obligors may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Obligors in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

    Section 14.2.    Home Office Payment.  So long as any Purchaser or Additional Purchaser or such Purchaser’s nominee or such Additional Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Obligors will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto, or, in the case of any Additional Purchaser’s Schedule A attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by any Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Obligors in exchange for a new Note or Notes pursuant to Section 13.2.  The Obligors will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.	Expenses, Etc.

    Section 15.1.    Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers and any Additional Purchasers, as a group, and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each Additional Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement) or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement) or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement) or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $4,000 for each series of Notes.  The Obligors will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or an Additional Purchaser or other holder in connection with its purchase of the Notes).

Waste Connections Inc.	Note Purchase Agreement

    Section 15.2.    Survival.  The obligations of the Obligors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement or the Notes, and the termination of this Agreement or any Supplement.

Section 16.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any Additional Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Obligors under this Agreement, provided, that the representations and warranties contained in any Supplement shall only be made for the benefit of the Additional Purchasers which are party to such Supplement and the holders of the Notes issued pursuant to such Supplement, including subsequent holders of any Note issued pursuant to such Supplement, and shall not require the consent of the holders of existing Notes.  Subject to the preceding sentence, this Agreement (including every Supplement) and the Notes embody the entire agreement and understanding between the Purchasers and the Additional Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	Amendment and Waiver.

    Section 17.1.    Requirements.  (a) This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (ii) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (C) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20 (or any corresponding provision in a Supplement).  In addition, except as expressly provided in Section 9.8(a) in which no consent of the holders of Notes shall be required, the definition of “Excluded Subsidiaries” may be amended with the written consent of the Obligors and the Required Holders, provided that, during the existence of a Default or Event of Default, no Obligor may be removed from its obligations under this Agreement and the Notes and become an Excluded Subsidiary without the written consent of the Obligors and each holder of Notes.

Waste Connections Inc.	Note Purchase Agreement

    (b)    Supplements.  Notwithstanding anything to the contrary contained herein, the Obligors may enter into any Supplement providing for the issuance of one or more series of Additional Notes consistent with Sections 1.2 and 4.12 hereof without obtaining the consent of any holder of any other series of Notes.

    (c)    Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.2.    Solicitation of Holders of Notes.

              (a)Solicitation.  The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes.  The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

              (b)Payment.  None of the Obligors will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or any Supplement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Waste Connections Inc.	Note Purchase Agreement

    Section 17.3.    Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

    Section 17.4.    Notes Held by Obligors, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

        (i)     if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to any Obligor in writing,

        (ii)    if to an Additional Purchaser or its nominee, to such Additional Purchaser or its nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or its nominee shall have specified to any Obligor in writing;

        (iii)   if to any other holder of any Note, to such holder at such address as such other holder shall have specified to any Obligor in writing; or

        (iv)  if to any Obligor, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing, with a copy to Shartsis Friese LLP, One Maritime Plaza, 18th Floor, San Francisco, CA 94111, Attention:  P. Rupert Russell.

Notices under this Section 18 will be deemed given only when actually received.

Waste Connections Inc.	Note Purchase Agreement

Section 19.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing or by any Additional Purchaser (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser or such Additional Purchaser may destroy any original document so reproduced.  Each Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or such Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or such Additional Purchaser as being confidential information of the Obligors or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or such Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or such Additional Purchaser or any person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by any Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser and each Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of any Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or such Additional Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by any Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 20.

Waste Connections Inc.	Note Purchase Agreement

Section 21.	Substitution of Purchaser.

Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Obligors, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser or such original Additional Purchaser.  In the event that such Affiliate is so substituted as a Purchaser or an Additional Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by any Obligor of notice of such transfer, any reference to such Affiliate as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.	Miscellaneous.

    Section 22.1.    Successors and Assigns.  All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Waste Connections Inc.	Note Purchase Agreement

    Section 22.2.    Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

    Section 22.3.    Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

    Section 22.4.    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

    Section 22.5.    Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules, Exhibits and Supplements attached to this Agreement shall be deemed to be a part hereof.

    Section 22.6.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

    Section 22.7.    Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

    Section 22.8.    Jurisdiction and Process; Waiver of Jury Trial. (a) Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Waste Connections Inc.	Note Purchase Agreement

    (b)  Each Obligor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

    (c)Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

    (d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*    *    *    *    *

Waste Connections Inc.	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to any Obligor, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours,

WASTE CONNECTIONS, INC.
ADVANCED SYSTEMS PORTABLE RESTROOMS, INC.
AMERICAN DISPOSAL COMPANY, INC.
AMERICAN SANITARY SERVICE, INC.
AMERICAN WEST LEASING, INC.
BITUMINOUS RESOURCES, INC.
BROADACRE LANDFILL, INC.
BUTLER COUNTY LANDFILL, INC.
CAMINO REAL ENVIRONMENTAL CENTER, INC.
COLD CANYON LAND FILL, INC.
COMMUNITY REFUSE DISPOSAL INC.
CONTRACTORS WASTE SERVICES, INC.
CORRAL DE PIEDRA LAND COMPANY
CURRY TRANSFER & RECYCLING, INC.
D. M. DISPOSAL CO., INC.
DENVER REGIONAL LANDFILL, INC.
ELKO SANITATION COMPANY
EMPIRE DISPOSAL, INC.
ENVIRONMENTAL TRUST COMPANY
EVERGREEN DISPOSAL, INC.
FINNEY COUNTY LANDFILL, INC.
FRANK’S SERVICE, INC.
G & P DEVELOPMENT, INC.
HIGH DESERT SOLID WASTE FACILITY, INC.
(F/K/A RHINO SOLID WASTE, INC.)
ISLAND DISPOSAL, INC.
J BAR J LAND, INC.
KELLY’S HAUL AWAY, INC.
LAKESHORE DISPOSAL, INC.
LEALCO, INC.
LES’ COUNTY SANITARY, INC.
MADERA DISPOSAL SYSTEMS, INC.
MAMMOTH DISPOSAL COMPANY

By _________________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

Waste Connections Inc.	Note Purchase Agreement

MANAGEMENT ENVIRONMENTAL NATIONAL, INC.
MASON COUNTY GARBAGE CO., INC.
MDSI OF LA, INC.
MILLENNIUM WASTE INCORPORATED
MISSION COUNTRY DISPOSAL
MORRO BAY GARBAGE SERVICE
MURREY’S DISPOSAL COMPANY, INC.
NEBRASKA ECOLOGY SYSTEMS, INC.
NOBLES COUNTY LANDFILL, INC.
NORTHERN PLAINS DISPOSAL, INC.
NORTHWEST CONTAINER SERVICES, INC.
OKLAHOMA CITY WASTE DISPOSAL, INC.
OKLAHOMA LANDFILL HOLDINGS, INC.
OSAGE LANDFILL, INC.
PSI ENVIRONMENTAL SERVICES, INC.
PSI ENVIRONMENTAL SYSTEMS, INC.
PUEBLO SANITATION, INC.
R.A. BROWNRIGG INVESTMENTS, INC.
RED CARPET LANDFILL, INC.
RH FINANCIAL CORPORATION
RURAL WASTE MANAGEMENT, INC.
SAN LUIS GARBAGE COMPANY
SCOTT SOLID WASTE DISPOSAL COMPANY
SEDALIA LAND COMPANY
SOUTH COUNTY SANITARY SERVICE, INC.
SOUTHERN PLAINS DISPOSAL, INC.
TACOMA RECYCLING COMPANY, INC.
TENNESSEE WASTE MOVERS, INC.
WASCO COUNTY LANDFILL, INC.
WASTE CONNECTIONS MANAGEMENT SERVICES, INC.
WASTE CONNECTIONS OF ALABAMA, INC.
WASTE CONNECTIONS OF ARIZONA, INC.
WASTE CONNECTIONS OF ARKANSAS, INC.
WASTE CONNECTIONS OF CALIFORNIA, INC.
(f/k/a Amador Disposal Service, Inc.)
WASTE CONNECTIONS OF COLORADO, INC.
WASTE CONNECTIONS OF GEORGIA, INC.
(f/k/a WCI of Georgia, Inc.)
WASTE CONNECTIONS OF IDAHO, INC.
(f/k/a Mountain Jack Environmental Services, Inc.)

By _________________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

Waste Connections Inc.	Note Purchase Agreement

WASTE CONNECTIONS OF ILLINOIS, INC.
WASTE CONNECTIONS OF IOWA, INC.
(f/k/a Whaley Waste Systems Inc.)
WASTE CONNECTIONS OF KANSAS, INC.
WASTE CONNECTIONS OF KENTUCKY, INC.
WASTE CONNECTIONS OF MINNESOTA, INC.
(f/k/a Ritter’s Sanitary Service, Inc.)
WASTE CONNECTIONS OF MISSISSIPPI, INC.
(f/k/a Liberty Waste Services of Mississippi Holdings, Inc.)
WASTE CONNECTIONS OF MISSOURI, INC.
WASTE CONNECTIONS OF MONTANA, INC.
WASTE CONNECTIONS OF NEBRASKA, INC.
WASTE CONNECTIONS OF NEW MEXICO, INC.
WASTE CONNECTIONS OF OKLAHOMA, INC.
(f/k/a B & B Sanitation, Inc.)
WASTE CONNECTIONS OF OREGON, INC.
(f/k/a Sweet Home Sanitation Service, Inc.)
WASTE CONNECTIONS OF SOUTH DAKOTA, INC.
(f/k/a Novak Enterprises, Inc.)
WASTE CONNECTIONS OF TENNESSEE, INC.
(f/k/a Liberty Waste Services of Tennessee Holdings, Inc.)
WASTE CONNECTIONS OF THE CENTRAL VALLEY, INC.
(f/k/a Kingsburg Disposal Service, Inc.)
WASTE CONNECTIONS OF UTAH, INC.
WASTE CONNECTIONS OF WASHINGTON, INC.
WASTE CONNECTIONS OF WYOMING, INC.
WASTE CONNECTIONS TRANSPORTATION COMPANY, INC.
WASTE SERVICES OF N.E. MISSISSIPPI, INC.
WEST BANK ENVIRONMENTAL SERVICES, INC.
WEST COAST RECYCLING AND TRANSFER, INC.
WYOMING ENVIRONMENTAL SERVICES, INC.
WYOMING ENVIRONMENTAL SYSTEMS, INC.

By _____________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

Waste Connections Inc.	Note Purchase Agreement

COLUMBIA RESOURCE CO., L.P.
FINLEY-BUTTES LIMITED PARTNERSHIP

By:	Management Environmental National, Inc.,
its General Partner

By	_____________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

EL PASO DISPOSAL, LP

By:	Waste Connections of Texas, LLC, its General Partner
By:	Waste Connections Management Services, Inc., its
Manager

By	_____________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

GLACIER DISPOSAL, L.L.C.
LAUREL RIDGE LANDFILL, L.L.C.
SUNRISE SANITATION, LLC
WASTE CONNECTIONS OF MISSISSIPPI DISPOSAL SERVICES, LLC
(f/k/a Santek Environmental of Mississippi, L.L.C.)
WASTE CONNECTIONS OF LEFLORE, LLC
(f/k/a Waste Services of Mississippi, LLC

By:	Waste Connections, Inc., its Managing

By	_____________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

Waste Connections Inc.	Note Purchase Agreement

WASTE CONNECTIONS OF TEXAS, LLC

By:	Waste Connections Management Services, Inc.,
its Manager

By	_____________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

HORIZON PROPERTY MANAGEMENT, LLC
RAILROAD AVENUE DISPOSAL, LLC
SCOTT WASTE SERVICES, LLC
THE TRASH COMPANY, LLC
WASTE SOLUTIONS GROUP OF SAN BENITO, LLC
VOORHEES SANITATION, L.L.C.

By: Waste Connections, Inc., its Manager

By	_____________________________________
Name: Worthing F. Jackman
Title: Chief Financial Officer

Waste Connections Inc.	Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

Metropolitan Life Insurance Company

General American Life Insurance Company, by Metropolitan Life Insurance Company, its Investment Manager

By	_____________________________________
Name: Judith A. Gulotta
Title: Managing Director

Waste Connections Inc.	Note Purchase Agreement

Jackson National Life Insurance Company

By:	PPM America, Inc.,as attorney in fact,
on behalf of Jackson National Life
Insurance Company

By	_________________________________
Name: Luke Stifflear
Title: Managing Director

Waste Connections Inc.	Note Purchase Agreement

The Prudential Insurance Company of America

By	_____________________________________
Vice President

Prudential Retirement Insurance and Annuity Company

By:	Prudential Investment Management, Inc.,
as investment manager

By	_____________________________________
Vice President

Waste Connections Inc.	Note Purchase Agreement

New York Life Insurance Company

By	_____________________________________
Name: Kathleen A. Haberkern
Title: Corporate Vice President

New York Life Insurance and Annuity Corporation

By	New York Life Investment Management
LLC, its Investment Manager

By	_________________________________
Name: Kathleen A. Haberkern
Title: Director

Waste Connections Inc.	Note Purchase Agreement

Pioneer Mutual Life Insurance Company

By:	American United Life Insurance
Company, Its Agent

By	_________________________________
Name: Kent R. Adams
Title: V. P. Fixed Income Securities

American United Life Insurance Company

By:	American United Life Insurance
Company, Its Agent

By	_________________________________
Name: Kent R. Adams
Title: V. P. Fixed Income Securities

The State Life Insurance Company

By:	American United Life Insurance
Company, Its Agent

By	_________________________________
Name: Kent R. Adams
Title: V. P. Fixed Income Securities

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 1.2.

“Additional Purchasers” means purchasers of Additional Notes.

“Affiliate” means any Person that would be considered to be an affiliate of any other Person under Rule 144(a) promulgated by the SEC under the Securities Act, as in effect on the date hereof, if such other Person were issuing securities.

 “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bank Credit Agreement” means the Revolving Credit Agreement dated as of September 27, 2007 by and among the Obligors, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Business Day” means (a) for the purposes of Section 8.6 only (and any other comparable Section set forth in a Supplement), any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Folsom, California are required or authorized to be closed.

“Capitalized Lease” means a lease under which any Obligor is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing but excluding any debt security that is convertible into or exchangeable in whole or in part for Capital Stock prior to such conversion.

“Change in Control” means if any Person or Persons acting in concert, together with Affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% (by number of shares) of the issued and outstanding voting stock of the Company.

“Closing” is defined in Section 3.

SCHEDULE B
(To Note Purchase Agreement)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Waste Connections, Inc., a Delaware corporation or any permitted successor.

“Compliance Certificate” is defined in Section 7.2.

“Confidential Information” is defined in Section 20.

“Consolidated or consolidated” means, with reference to any term defined herein, shall mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Earnings Before Interest and Taxes or EBIT” means for any period the Consolidated Net Income (or Deficit) of the Obligors determined in accordance with GAAP, plus (a) interest expense, (b) income taxes, (c) non-cash stock compensation charges, to the extent that such charges were deducted in determining Consolidated Net Income (or Deficit), all as determined in accordance with GAAP, including, without limitation, charges for stock options and restricted stock grants, (d) minority interest expense, (e) non-cash extraordinary non-recurring writedowns or writeoffs of assets, including non-cash losses on the sale of assets outside the ordinary course of business, (f) any losses associated with the extinguishment of Indebtedness of the Obligors, (g) special charges relating to the termination of a Swap Contract and (h) any accrued settlement payments in respect of any Swap Contract owing by the Obligors minus (i) non-cash extraordinary gains on the sale of assets to the extent included in Consolidated Net Income (or Deficit) and (j) any accrued settlement payments in respect of any Swap Contact payable to the Obligors.

“Consolidated Earnings Before Interest, Taxes, Depreciation, and Amortization or EBITDA”.  For any period (without duplication), (a) Consolidated EBIT plus the depreciation expense and amortization expense, to the extent that each was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP, plus (b) the depreciation expense and amortization expense (without duplication) of any company whose Consolidated EBIT was included under clause (c) hereof, plus (c) Consolidated EBIT for the prior twelve (12) months of companies acquired by the Obligors during the respective reporting period (without duplication) provided that (i) the financial statements of such acquired companies have been audited for the period sought to be included by an independent accounting firm that audits such financial statements under the Bank Credit Agreement, or (ii) such inclusion is permitted under the Bank Credit Agreement (with or without the consent of the administrative agent under the Bank Credit Agreement), and provided further that such acquired Consolidated EBIT may be further adjusted to add-back non-recurring private company expenses which are discontinued upon acquisition (such as owner’s compensation), as permitted under the Bank Credit Agreement (with or without the consent of the administrative agent under the Bank Credit Agreement).   Simultaneously with the delivery of the financial statements referred to in (i) and (ii) above, the Senior Financial Officer of the Company shall deliver to the holders a Compliance Certificate and appropriate documentation (in form and substance substantially similar to that delivered by the Company under the Bank Credit Agreement) certifying the historical operating results, adjustments and balance sheet of the acquired company. “Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of the Obligors after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Consolidated Net Worth” shall mean the consolidated stockholder’s equity of the Company and its Subsidiaries, as defined according to GAAP.

“Consolidated Total Funded Debt” means, with respect to the Obligors, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Obligors on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes, bonds, debentures or similar debt instruments, (ii) in respect of any Capitalized Leases and Synthetic Leases, (iii) the non-contingent deferred purchase price of assets and companies (typically known as holdbacks) to the extent recognized as a liability of any Obligor in accordance with GAAP, but excluding (A) short-term trade payables incurred in the ordinary course of business and (B) the Pierce County Put, and (iv) any unpaid reimbursement obligations with respect to letters of credit outstanding, but excluding any contingent obligations with respect to letters of credit outstanding;  plus (b) Indebtedness of the type referred to in clause (a) of another Person who is not a Obligor guaranteed by the Obligors.

“Consolidated Total Interest Expense”.  For any period, the aggregate amount of interest required to be paid or accrued by the Obligors during such period on all Indebtedness of the Obligors outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, but (a) excluding (i) any amortization and other non-cash charges or expenses incurred during such period to the extent included in determining consolidated interest expense, including without limitation, non-cash amortization of deferred debt origination and issuance costs and amortization of accumulated other comprehensive income, (ii) all amounts associated with the unwinding or termination of any Swap Contract, (iii) any accrued settlement payments in respect of any Swap Contract payable to the Obligors and (iv) to the extent included as an item of interest expense, any premium paid to prepay, repurchase or redeem any Indebtedness incurred by the Obligors pursuant to Section 7.1 hereof, and (b) including any accrued settlement payments in respect of any Swap Contract owing by the Obligors.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (1) with respect to the Series 2008A Notes that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series 2008A Notes and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate and (2) with respect to any other series of Notes, the Default Rate as defined in such series of Notes.

“Distribution” means the declaration or payment of any dividend or distribution on or in respect of any shares of any class of Capital Stock (other than dividends or other distributions payable solely in shares of Capital Stock); the purchase, redemption, or other retirement of any shares of any class of Capital Stock, directly or indirectly through a Subsidiary or otherwise; the return of equity capital by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any shares of any class of Capital Stock.

“Electronic Delivery” means filing information with the SEC such that such information is publicly available.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Evergreen” means Evergreen National Indemnity Company, an Ohio property and casualty insurance company d/b/a Evergreen/UNI.

“Evergreen Shares” means collectively, the 299.5 shares of Class A Common Stock of Evergreen, 2,088.5 shares of Class B Common Stock of Evergreen and one-half share of the Class C Common Stock of Evergreen currently owned by the Company and pledged to Evergreen.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means each of the Subsidiaries listed on Schedule 5.4 hereto under the heading “Excluded Subsidiaries”.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America; provided that, if the Company notifies the Required Holders that the Company wishes to amend any provision hereof to eliminate the effect of any change in generally accepted accounting principles on the operation of such provision, then the Company's compliance with such provision shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such provision is amended  in a manner satisfactory to the Company and the Required Holders.

“Governmental Authority” means

    (a)    the government of

    (i)    the United States of America or any State or other political subdivision thereof, or

    (ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

    (b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranteed Pension Plan”  means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Obligor or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multi-employer Plan.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                 (a)to purchase such indebtedness or obligation or any property constituting security therefor;

                 (b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                 (c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                 (d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material”  means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness”  means as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

    (a)    every obligation of such Person for money borrowed,

    (b)    every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

    (c)    every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

    (d)    the net present value (using the “Base Rate” (as such term is defined in the Bank Credit Agreement) as the discount rate) of every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (A) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith and (B) contingent purchase price obligations solely to the extent that the contingency upon which such obligation is conditioned has not yet occurred),

    (e)    every obligation of such Person under any Capitalized Lease,

    (f)    every obligation of such Person under any Synthetic Lease,

    (g)    all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively, “Receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, provided, however, that (i) sales referred to in clauses (B) and (C) shall not constitute Indebtedness to the extent that such sales are non-recourse to such Person, and (ii) sales in connection with Permitted Receivables Transactions shall not constitute Indebtedness if the obligations arising therefrom shall be non-recourse to each Obligor and its Subsidiaries (other than the applicable Receivables SPV);

    (h)    every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of any class issued by such Person, or any rights measured by the value of such Capital Stock,

    (i)    every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices,

    (j)    every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

    (k)    every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (v) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (w) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (x) any sale of Receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Obligors) thereof, excluding amounts representative of yield or interest earned on such investment, (y) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Notwithstanding the foregoing, none of the following shall constitute Indebtedness for purposes of this Agreement:  (i) trade or other accounts payable incurred in the ordinary course of such Person’s business, (ii) deferred compensation arrangements with respect to officers, directors, employees or agents of such Person, (iii) customer accounts and deposits, accrued employee compensation and other liabilities in the nature of employee compensation accrued, and (iv) rebates, credits for returned products, discounts, refunds, allowances for customers and credits against receivables, in each case in this clause (iv) in the ordinary course of business.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 in aggregate principal amount of the Notes, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“IRBs” means industrial revenue bonds or solid waste disposal bonds or similar tax-exempt bonds issued by or at the request of the Obligors.

“IRB Letters of Credit” means letters of credit issued under the Bank Credit Agreement in respect of IRBs.

“knowledge” means, with respect to the Company, the actual knowledge of any Responsible Officer.

“L/C Supported IRBs” means IRBs backed by IRB Letters of Credit.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Leverage Ratio” is defined in Section 10.13.

“Make-Whole Amount” is defined in Section 8.6 for the Series 2008A Notes and, in connection with each other series of Notes, the make-whole, breakage or other amounts provided for in the Supplement in respect of such other series of Notes.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement) and the Notes, or (c) the validity or enforceability of this Agreement (including any Supplement) or the Notes.

“Memorandum” is defined in Section 5.3.

“Multi-employer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Municipal Contracts” means governmental permits issued to a Obligor by, and franchises and contracts entered into between a Obligor and, any municipal or other governmental entity, as the same may be amended from time to time.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-Obligor Subsidiary Indebtedness” means, as of the date of any determination thereof, the sum of all Indebtedness of Subsidiaries (including all guaranties of Indebtedness) that are not Obligors under this Agreement and the Notes.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or any other Obligor, as the case may be, whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Debt Documents” means collectively, the Permitted Debt Indenture and the Permitted Debt Notes.

“Permitted Debt Indenture” means the Indenture dated as of March 20, 2006, between the Company and U.S. Bank National Association, as trustee, with respect to the Permitted Debt Notes, as such Permitted Debt Indenture may be amended, supplemented or otherwise modified or replaced from time to time.

“Permitted Debt Notes”  means the 3.75% Convertible Senior Notes due 2026 issued by the Company pursuant to the Permitted Debt Indenture in an aggregate principal amount not to exceed $200,000,000, as such Permitted Debt Notes may be amended, supplemented or otherwise modified or replaced from time to time.

“Permitted Liens” see Section 10.2.

“Permitted Receivables Transactions” means any sale or sales of, and/or securitization of, or transfer of, any Receivables of the Obligors pursuant to which (a) all of the Receivables SPVs realize aggregate net proceeds of not more than $100,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $100,000,000, (b) the Receivables shall be transferred or sold to each Receivables SPV at fair market value or at a market discount, and shall not exceed $125,000,000 in the aggregate for all Receivables SPVs at any one time and (c) obligations arising therefrom shall be non-recourse to each Obligor and its Subsidiaries (other than the Receivables SPV).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Pierce County Put” means the put option of the minority interest holders in both Pierce County Recycling, Composting and Disposal, LLC, a Washington limited liability company (“Pierce County LLC”), and Pierce County Landfill Management, Inc., a Delaware corporation (“Pierce County Management”), the exercise of which would obligate the Company to purchase the additional interests of both Pierce County LLC and Pierce County Management for cash.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2.

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Real Property” means all real property heretofore, now, or hereafter owned or leased by one or more Obligors.

“Receivables SPV” means any one or more direct or indirect wholly-owned Subsidiaries of the Company formed for the sole purpose of engaging in Permitted Receivables Transactions, and which engage in no business activities other than those related to Permitted Receivables Transactions.

“Reference Period” means as of any date of determination, the period of four (4) consecutive fiscal quarters of the Obligors ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or any other Obligor, as the case may be, with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment”  means any (a) Distribution, (b) payment or prepayment by any Obligor or any Subsidiary to (i) such Obligors’ or such Subsidiaries shareholders (or other equity holders), in each case, other than to another Obligor, or (ii) to any Affiliate of such Obligor or such Subsidiary or any Affiliate of such Obligor’s or such Subsidiary’s shareholders (or other equity holders), in each case, other than to another Obligor; provided, however, that in the case of each of clauses (b)(i) and (b)(ii), no Restricted Payment shall be deemed to have occurred as a result of a payment to an executive or an employee of an Obligor in such Person’s capacity as an executive or an employee, or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “ Derivatives Counterparty”) obligating such Obligor or such Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of such Obligor or such Subsidiary.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Total Funded Debt, other than Subordinated Indebtedness.

“series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2008A Notes” is defined in Section 1.1.

“Subordinated Indebtedness” means all unsecured Indebtedness of any Obligor which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of the Obligors (including, without limitation, the obligations of the Obligors under this Agreement, any Supplement or the Notes).

“Subsidiary” means any corporation, association, trust or other business entity of which any Obligor shall at any time own directly, or indirectly through a Subsidiary or Subsidiaries, at least a majority of the outstanding Capital Stock or other interest entitled to vote generally.

“Supplement” is defined in Section 1.2 of this Agreement.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or other similar agreement (including any option to enter into any of the foregoing).

“Synthetic Lease” means, at any time, any lease treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Threshold Indebtedness” is defined in Section 11(f).

 “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

[Form of Series 2008A Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE.  NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS. EACH TRANSFEREE OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE REGISTERED IN ITS NAME (OR THE NAME OF ITS NOMINEE), WILL BE DEEMED TO HAVE MADE CERTAIN REPRESENTATIONS SET FORTH IN THE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED.

Waste Connections, Inc.
and its Subsidiaries

6.22% Series 2008A Senior Note Due October 1, 2015

No. RA- [_____]	[Date]
$[_______]	PPN[______________]

For Value Received, each of the undersigned, Waste Connections, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, and its Subsidiaries signatory below, jointly and severally hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on October 1, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.22% per annum from the date hereof, payable semiannually, on the 1st day of April and October in each year, commencing with April 1, 2009, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 8.22% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A., from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

Exhibit 1
(to Note Purchase Agreement)

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of July 15, 2008 (as from time to time amended, modified or supplemented the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Waste Connections, Inc.
[Other Obligors]

By ________________________________________________________
[Title]

1-2